Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
QMEd, Inc.

         We consent to the incorporation by reference in this registration statement and related prospectus on Form S-3 of QMed, Inc. of our report dated January 23, 2004 with respect to the consolidated balance sheets of QMed, Inc. as of November 30, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years ended November 30, 2003, 2002 and 2001, which report appears in the November 30,2003 annual report on Form 10-K filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading "Experts" in such registration Statement.

/s/ AMPER POLITIZNER & MATTIA, P.C.

Edison, New Jersey
January 4, 2005